Press Release
COTT REPORTS Q4 AND FULL-YEAR RESULTS
•	Q4 reported loss per share of $0.41

•	Results impacted by U.K. supplier receivership, plant closures, share-based compensation and executive transition charges, totalling $50.8 million

•	Further progress made on cost reduction program and international expansion
(All information in U.S. dollars)
TORONTO, February 2, 2007 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the fourth quarter and full year ended December 30th, 2006.
FOURTH QUARTER CONSOLIDATED RESULTS
Fourth quarter volume was 267.2 million eight-ounce equivalent cases, down 2% compared to the fourth quarter of 2005, primarily due to carbonated soft drink softness in North America and continued rationalization of non-performing business and SKUs. Revenue increased 0.7% in the quarter to $400.1 million, compared to $397.2 million in the fourth quarter of the prior fiscal year. Excluding the impact of foreign exchange, revenue declined 1.4% compared to the same period in the prior year.
Fourth quarter gross margin of 7.5% was impacted by $12.2 million of accelerated depreciation and amortization relating to the closure of two U.S. manufacturing plants and Cott’s U.K. resin supplier going into receivership, which resulted in inventory and other losses of $9.0 million. These two items totalled $21.2 million in pre-tax costs, or 5.3% of sales. On an after-tax basis, the impact of these items was $13.8 million. The fourth quarter gross margin in 2005 was 11.9%.
Net loss for the quarter was $29.6 million or $0.41 per diluted share, compared to a loss of $6.9 million or $0.10 per diluted share in the fourth quarter of the prior year. This net loss reflects the charges arising from the supplier receivership, plant closures, share-based compensation and executive transition, amounting to $50.8 million before tax or $32.6 million after taxes. Plant closure charges include accelerated depreciation and amortization, restructuring, asset impairment and inventory write-downs.

	4th Quarter		Fiscal Year
	2006	2005	2006	2005
Volume (8oz MM)	267.2	273.8	1,233.5	1,201.4
Revenue	$400.1	$397.2	$1,771.8	$1,755.3
Accelerated Depreciation and Amortization, Supplier Receivership and Gain on Settlement (1)	$21.2	$(0.5)	$22.2	$(5.4)
Gross Margin	7.5%	11.9%	12.2%	14.2%
Restructuring, Assets Impairment & Other Charges (1)	$29.6	$12.0	$58.6	$37.5
Operating (loss) Income	$(40.3)	$1.8	$2.3	$71.9
Reported EPS	$(0.41)	$(0.10)	$(0.24)	$0.34
(1)	Refer to Reconciliation of GAAP to non-GAAP measures in Exhibits 5 & 6. See Non-GAAP Measures.

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“Reported earnings were significantly impacted by the planned plant closures, and by the receivership of our U.K. resin supplier which was unexpected and highly disappointing. Excluding these costs, our earnings and fundamental performance continue to improve,” said Cott Chief Executive Officer Brent Willis. “The improvement in our business fundamentals in the fourth quarter of 2006, particularly in cost reduction and core customer partnerships, is encouraging. We have made good progress in improving day-to-day operations, discipline and focus but we still have significant opportunities to improve execution.”
FOURTH QUARTER BUSINESS UNIT HIGHLIGHTS
North American revenue declined 3.8% compared to the fourth quarter of 2005. The decline was due to lower volumes, the elimination of unprofitable products and lower revenues as customers were converted from delivered to customer pick-up. Excluding appreciation in the Canadian dollar, North American revenue declined 4.3%.
The International business unit posted strong quarterly revenue gains of 15.6% from base business growth. Excluding the impact of foreign exchange, International revenue was up 7.4% over the prior year fourth quarter.
OTHER FINANCIAL INFORMATION
Selling, general and administrative expenses increased in the quarter to $46.7 million, as compared to $32 million in the fourth quarter of 2005, mainly due to stock-based compensation expense, executive transition costs and incentive expense. Cott began recording expenses for stock-based compensation in 2006 under the provisions of FAS 123(R).
Restructuring charges, asset impairments and other charges of $29.6 million on a pre-tax basis, or $18.8 million after taxes, were recorded in the quarter. This includes charges related to the previously-announced closure of the Company’s plants in Elizabethtown and Wyomissing. This amount is part of the previously announced charges of $115-125 million. The fourth quarter operating loss was $40.3 million compared to operating income of $1.8 million in the fourth quarter of 2005.
Cott is in the process of assessing the effectiveness of its internal controls over financial reporting in the areas of procurement, segregation of duties and inventory. It expects to report material weaknesses in these areas in the Company’s annual report on Form 10-K, which is expected to be filed at the end of February 2007. Cott does not expect these weaknesses to result in any changes to the Company’s financial statements for 2006.
FULL-YEAR RESULTS
2006 full-year volume was 1,233.5 million eight-ounce equivalent cases, up 2.7% from 1,201.4 million in 2005. The volume growth was driven by the International business unit, including the contribution from Macaw. 2006 revenues increased 0.9% to $1,771.8 million, compared to $1,755.3 million in the prior fiscal year. Excluding the acquisition of Macaw, revenue declined 3.6%. When the impact of foreign exchange is also excluded, revenue declined 4.8% in 2006 compared to 2005.

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Full-year gross margin was 12.2% compared to 14.2% in 2005. Selling, general and administrative expenses for 2006 were $176.1 million, a 27.1% increase over 2005 primarily due to share-based compensation expense which the Company began recording in 2006, executive transition costs and increased incentive expense.
Net loss for the year was $17.5 million or $0.24 per diluted share, compared to income of $24.6 million or $0.34 per diluted share in 2005. This net loss reflects the charges from plant closures, share-based compensation, executive transition charges and the inventory loss triggered by the receivership of Cott’s U.K. resin supplier. These charges totalled $80.8 million before tax or $54.5 million after taxes for the year.
On a business unit basis, full-year North American revenue was down 6% while International revenue grew 32% in 2006 when compared to 2005. Excluding the Macaw acquisition, International revenue grew 7.4% in the year.
PROGRESS IN KEY STRATEGIC AREAS
As previously announced, Cott’s strategy for creating and sustaining long-term growth and profitability is based on three key areas of focus:
1.	Lowest cost production

2.	Retailers’ best partner

3.	Innovation pipeline
Cott reported progress in each of these areas:
•	The Company’s plants in Wyomissing and Elizabethtown shut down operations ahead of schedule and with no major disruptions. The closures are expected to result in $8 million of cost-savings in 2007 and $10 million annually thereafter.

•	The Sub-Zero Based Budgeting (SZBB) process was fully adopted for the 2007 budget. We anticipate realizing more than $10 million in savings in 2007 as a result of the SZBB process.

•	Combining all cost reduction programs, including those items above and previously announced in the second and third quarters of 2006, Cott expects to deliver a total of $35 million in cost reductions for 2007, and spend back $15 million of that to support growth initiatives.

•	In core business execution, Cott has aligned annual displays, features, expanded shelf space, and consumer promotion calendars with many of its major customers. These include in-store sampling, product tie-ins, dedicated promotional displays and flyer promotions taking place throughout 2007.

•	In new products, the Company finalized agreements to supply sports drinks to one of its top five customers beginning in the second quarter of 2007. Cott continues to roll out its portfolio of sports drinks, ready-to-drink teas, energy drinks, and flavored and enhanced waters, as part of its expansion of new non-CSD products throughout North America.

•	Internationally, Cott continued its strategic expansion. In addition to new supply arrangements in Europe with a top five global retailer, Cott also recently aligned with a top U.K. retailer to supply a range of high quality beverages to its portfolio. The Company also progressed its relationships with business partners

Press Release
in China. Cott expects to launch both retailer brands and RC Cola beginning in the second quarter of 2007.
SUMMARY & OUTLOOK
“In the second half of 2006, we made a number of changes necessary to rebuild our business foundation which we expect will deliver solid results in 2007. We took actions to remove millions of dollars in costs from the business, eliminated hundreds of positions, restructured and refocused the organization, and re-oriented top-line drivers to renew volume and revenue growth,” added Willis.
“We said we would take significant costs out of the business and we have — but there is a lot more that we can and will do. We’ve made good early progress in new channels, new products, and new customers, especially internationally. These new initiatives and expansions take time to contribute, but we expect them to positively impact the business in 2007. We said top-line would take at least until the beginning of the year to turn-around and we are now seeing the initial signs of improvement and a fast start to the new year.”
Cott announced its business model for growth with anticipated financial targets of:
•	Long-term annual organic volume growth of 2-4%

•	Long-term annual organic revenue growth of 3-5%

•	Gross margin improvement of 50 — 100 basis points year-on-year, exceeding 16% in 2009

•	Long-term annual operating income growth of 12-15%

•	Annual capital expenditures of $50-70 million
(These targets are based on certain assumptions as laid out in the Safe Harbor Statements below.)
“The top and bottom line opportunities for the Company are considerable and we believe we are well positioned to drive strong multi-year performance. Given the industry unknowns in 2007, we expect volume and revenue growth to be on the lower end, but profit growth to be on the upper end of the Company’s long-term targets, as performance recovers from 2006.”
Going forward, Cott will no longer provide earnings per share (EPS) guidance but will update performance against its business model each quarter.
Fourth Quarter Results Conference Call
Cott Corporation will host a conference call today, Friday, February 2 at approximately 9 AM ET to discuss fourth quarter and full-year financial results.
For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:
North America: 800-732-9303
International: 416-644-3423
Webcast
To access Cott’s fourth quarter conference call with analysts over the Internet, please visit the Company’s website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay will be available at Cott’s website following these events until February 9, 2007.

Press Release
About Cott Corporation
Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink provider. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.
Non-GAAP Measures
Cott supplements its reporting of net income (loss) determined in accordance with GAAP by using comparable net income (loss). Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from net income (loss) in determining comparable net income (loss).
The term comparable net income (loss) excludes restructuring, asset impairment and other charges, certain charges relating to plant closures (product and customer rationalization activities and accelerated depreciation and amortization and inventory reserves), proceeds from litigation settlement, U.K. supplier receivership , share-based compensation expense, and executive transition costs, net of the applicable tax impact of these charges. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses these results to evaluate the impact of operational business decisions.
Since Cott uses these financial results in the management of its business, the Company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance.
Cott’s comparable net income (loss) should be considered in addition to, and not as a substitute for, net income (loss) or any other amount determined in accordance with GAAP. Cott’s comparable net income (loss) reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on the assumption that volume and revenue will be consistent with historical trends, that margins will improve through a balance of revenue realization and cost containment, and that interest rates will remain constant and debt levels will decline. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s

Press Release
measures to increase volume and revenue, reduce costs and increase operating income, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
(Financial tables in Exhibits 1-7 attached)
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in millions of US dollars except per share amounts, US GAAP)
Unaudited

	For the three months ended		For the years ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Revenue	$400.1	$397.2	$1,771.8	$1,755.3
Cost of sales	370.2	349.8	1,554.9	1,505.8

Gross profit	29.9	47.4	216.9	249.5

Selling, general and administrative expenses	46.7	32.0	176.1	138.6
Loss on disposal of property, plant & equipment	—	1.6	—	1.5
Restructuring, asset impairments and other
Restructuring	9.3	1.2	20.5	3.2
Asset impairments	14.2	10.0	15.4	33.5
Other	—	0.8	2.6	0.8

Operating (loss) income	(40.3)	1.8	2.3	71.9

Other expense (income), net	0.5	(0.2)	0.1	(0.7)
Interest expense, net	8.7	8.0	32.2	28.8
Minority interest	0.8	1.1	3.8	4.5

(Loss) Income before income taxes	(50.3)	(7.1)	(33.8)	39.3

Income tax (recovery) expense	(20.7)	(0.2)	(16.3)	14.7

Net (loss) income	$(29.6)	$(6.9)	$(17.5)	$24.6

Volume - 8 oz equivalent cases	267.2	273.8	1,233.5	1,201.4

- Filled Beverage	200.9	209.3	889.5	903.4

Net income (loss) per common share
Basic	$(0.41)	$(0.10)	$(0.24)	$0.34
Diluted	$(0.41)	$(0.10)	$(0.24)	$0.34

Weighted average outstanding shares
Basic	71,746,245	71,711,015	71,726,053	71,627,797
Diluted	71,794,139	71,777,904	71,772,928	71,900,120

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the years ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Operating Activities
Net (loss) income	$(29.6)	$(6.9)	$(17.5)	$24.6
Depreciation and amortization	29.4	19.2	86.8	70.2
Amortization of financing fees	0.3	0.3	1.1	0.8
Share-based compensation	4.0	—	11.4	—
Deferred income taxes	(9.8)	(9.8)	(6.6)	(6.5)
Minority interest	0.8	1.1	3.8	4.5

Loss on disposal of property, plant & equipment	—	1.6	—	1.5
Asset impairments	14.2	10.0	15.4	33.5
Other non-cash items	5.3	2.0	12.0	1.5
Net change in non-cash working capital	11.1	8.8	3.0	(1.0)

Cash provided by operating activities	25.7	26.3	109.4	129.1

Investing Activities

Additions to property, plant and equipment	(11.6)	(14.7)	(35.1)	(75.8)
Acquisitions	—	—	—	(135.1)
Proceeds from disposal of property, plant & equipment	0.1	—	1.6	2.2
Other investing activities	(6.4)	(2.7)	(13.0)	(9.0)

Cash used in investing activities	(17.9)	(17.4)	(46.5)	(217.7)

Financing Activities

Payments of long-term debt	(0.2)	(0.2)	(1.0)	(0.9)
Short-term borrowings	(22.9)	6.3	(65.9)	91.8
Distributions to subsidiary minority shareowner	(1.8)	(1.9)	(5.4)	(5.8)
Issue of common shares	0.1	0.1	0.4	3.6
Financing costs	—	—	—	(3.8)

Other financing activities	0.7	(0.1)	0.6	(0.4)

Cash used in financing activities	(24.1)	4.2	(71.3)	84.5

Effect of exchange rate changes on cash	—	(0.2)	0.1	(0.8)

Net (decrease) increase in cash	(16.3)	12.9	(8.3)	(4.9)

Cash, beginning of period	29.7	8.8	21.7	26.6

Cash, end of period	$13.4	$21.7	$13.4	$21.7

COTT CORPORATION	EXHIBIT 3
CONSOLIDATED BALANCE SHEETS
(in millions of US dollars, US GAAP)
Unaudited

	December 30, 2006	December 31, 2005
ASSETS

Current assets
Cash	$13.4	$21.7
Accounts receivable	187.0	190.1
Income taxes recoverable	16.6	1.0
Inventories	131.2	144.2
Prepaid and other expenses	10.3	9.5
Deferred income taxes	11.7	7.3

	370.2	373.8
Property, plant and equipment	360.2	394.2
Goodwill	158.4	150.3
Intangibles and other assets	250.7	260.4
Deferred income taxes	—	0.4

	$1,139.5	$1,179.1

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$107.7	$157.9
Current maturities of long-term debt	2.0	0.8
Accounts payable and accrued liabilities	186.5	182.5
Deferred income taxes	—	0.2

	296.2	341.4

Long-term debt	275.2	272.3
Deferred income taxes	58.5	61.0

	629.9	674.7

Minority interest	20.9	22.5

Shareowners’ equity
Capital stock	273.4	273.0
Restricted shares	(0.7)	—
Additional paid-in capital	29.8	18.4
Retained earnings	168.7	186.2
Accumulated other comprehensive income	17.5	4.3

	488.7	481.9

	$1,139.5	$1,179.1

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the years ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Revenue
North America	$290.3	$301.9	$1,339.4	$1,428.0
International	108.8	94.1	427.1	323.5
Corporate	1.0	1.2	5.3	3.8

	$400.1	$397.2	$1,771.8	$1,755.3

Operating (loss) income
North America	$(25.8)	$(1.1)	$26.1	$61.1
International	(1.2)	7.3	23.3	24.5
Corporate	(13.3)	(4.4)	(47.1)	(13.7)

	$(40.3)	$1.8	$2.3	$71.9

COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES
(in millions of US dollars, except per share amounts)
Unaudited
Reconciliation of GAAP to Non-GAAP measures (1)

	For the three months ended December 30, 2006
	Reported	2006 Plant Closures	HFCS Litigation	UK Supplier	Share-based	Executive	Comparable
	(GAAP)	and Other (2)	Proceeds	Receivership	Compensation	Transition	(Non-GAAP)
Revenue	$400.1	$—	—	$—	$—	$—	$400.1
Cost of sales	370.2	12.2	—	9.0	—	—	349.0

Gross profit	29.9	(12.2)	—	(9.0)	—	—	51.1

Selling, general and administrative expenses	46.7	—	—	—	4.0	2.1	40.6
Loss on disposal of property, plant & equipment	—	—	—	—	—	—	—
Restructuring, asset impairments and other
Restructuring	9.3	9.3	—	—	—	—	—
Asset impairments	14.2	14.2	—	—	—	—	—
Other	—	—	—	—	—	—	—

Operating (loss) income	(40.3)	(35.7)	—	(9.0)	(4.0)	(2.1)	10.5

Other expense (income), net	0.5	—	—	—	—	—	0.5
Interest expense, net	8.7	—	—	—	—	—	8.7
Minority interest	0.8	—	—	—	—	—	0.8

(Loss) Income before income taxes	(50.3)	(35.7)	—	(9.0)	(4.0)	(2.1)	0.5

Income tax (recovery) expense	(20.7)	(13.7)	—	(2.7)	(1.2)	(0.6)	(2.5)

Net (loss) income	$(29.6)	$(22.0)	$—	$(6.3)	$(2.8)	$(1.5)	$3.0

	For the three months ended December 31, 2005
	Reported	2005 Plant Closures	HFCS Litigation	UK Supplier	Share-based	Executive	Comparable
	(GAAP)	and Other (2)	Proceeds	Receivership	Compensation	Transition	(Non-GAAP)
Revenue	$397.2	$—	$—	$—	$—	$—	$397.2
Cost of sales	349.8	—	(0.5)	—	—	—	350.3

Gross profit	47.4	—	0.5	—	—	—	46.9

Selling, general and administrative expenses	32.0	—	—	—	—	—	32.0
Loss on disposal of property, plant & equipment	1.6	—	—	—	—	—	1.6
Restructuring, asset impairments and other							—
Restructuring	1.2	1.2	—	—	—	—	—
Asset impairments	10.0	10.0	—	—	—	—	—
Other	0.8	0.8	—	—	—	—	—

Operating (loss) income	1.8	(12.0)	0.5	—	—	—	13.3

Other expense (income), net	(0.2)	—	—	—	—	—	(0.2)
Interest expense, net	8.0	—	—	—	—	—	8.0
Minority interest	1.1	—	—	—	—	—	1.1

(Loss) Income before income taxes	(7.1)	(12.0)	0.5	—	—	—	4.4

Income tax (recovery) expense	(0.2)	(4.0)	0.2	—	—	—	3.6

Net (loss) income	$(6.9)	$(8.0)	$0.3	$—	$—	$—	$0.8

(1)	For a description of non-GAAP measures, please refer to exhibit 7.

(2)	“Plant Closures” include accelerated depreciation and amortization and inventory writedowns recorded in cost of sales related to plant closures. “Other” include restructuring charges, severances and other costs associated with staff reductions in selling, general and administrative.

COTT CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES (cont’d)
(in millions of US dollars, except per share amounts)
Unaudited
Reconciliation of GAAP to Non-GAAP measures (1)

	For the year ended December 30, 2006
	Reported	2006 Plant Closures	HFCS Litigation	UK Supplier	Share-based	Executive	Comparable
	(GAAP)	and Other (2)	Proceeds	Receivership	Compensation	Transition	(Non-GAAP)
Revenue	$1,771.8	$—	—	$—	$—	$—	$1,771.8
Cost of sales	1,554.9	13.2	—	9.0	—	—	1,532.7

Gross profit	216.9	(13.2)	—	(9.0)	—	—	239.1

Selling, general and administrative expenses	176.1	—	—	—	11.4	8.7	156.0
Loss on disposal of property, plant & equipment	—	—	—	—	—	—	—
Restructuring, asset impairments and other
Restructuring	20.5	20.5	—	—	—	—	—
Asset impairments	15.4	15.4	—	—	—	—	—
Other	2.6	2.6	—	—	—	—	—

Operating (loss) income	2.3	(51.7)	—	(9.0)	(11.4)	(8.7)	83.1

Other expense (income), net	0.1	—	—	—	—	—	0.1
Interest expense, net	32.2	—	—	—	—	—	32.2
Minority interest	3.8	—	—	—	—	—	3.8

(Loss) Income before income taxes	(33.8)	(51.7)	—	(9.0)	(11.4)	(8.7)	47.0

Income tax (recovery) expense	(16.3)	(18.1)	—	(2.7)	(3.0)	(2.5)	10.0

Net (loss) income	$(17.5)	$(33.6)	$—	$(6.3)	$(8.4)	$(6.2)	$37.0

	For the year ended December 31, 2005
	Reported	2005 Plant Closures	HFCS Litigation	UK Supplier	Share-based	Executive	Comparable
	(GAAP)	and Other (2)	Proceeds	Receivership	Compensation	Transition	(Non-GAAP)
Revenue	$1,755.3	$—	—	$—	$—	$—	$1,755.3
Cost of sales	1,505.8	—	(5.4)	—	—	—	1,511.2

Gross profit	249.5	—	5.4	—	—	—	244.1

Selling, general and administrative expenses	138.6	—	—	—	—	—	138.6
Loss on disposal of property, plant & equipment	1.5	—	—	—	—	—	1.5
Restructuring, asset impairments and other
Restructuring	3.2	3.2	—	—	—	—	—
Asset impairments	33.5	33.5	—	—	—	—	—
Other	0.8	0.8	—	—	—	—	—

Operating (loss) income	71.9	(37.5)	5.4	—	—	—	104.0

Other expense (income), net	(0.7)	—	—	—	—	—	(0.7)
Interest expense, net	28.8	—	—	—	—	—	28.8
Minority interest	4.5	—	—	—	—	—	4.5

(Loss) Income before income taxes	39.3	(37.5)	5.4	—	—	—	71.4

Income tax (recovery) expense	14.7	(12.4)	2.1	—	—	—	25.0

Net (loss) income	$24.6	$(25.1)	$3.3	$—	$—	$—	$46.4

(1)	For a description of non-GAAP measures, please refer to exhibit 7.

(2)	“Plant Closures” include accelerated depreciation and amortization and inventory writedowns recorded in cost of sales related to plant closures. “Other” include restructuring charges, severances and other costs associated with staff reductions in selling, general and administrative.

COTT CORPORATION	EXHIBIT 7
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES (cont’d)
(in millions of US dollars, except per share amounts)
Unaudited
Change in revenue excluding acquisitions & foreign exchange

	For the three months ended			For the year ended
	December 30, 2006			December 30, 2006
	Cott	North America	International	Cott	North America	International
Change in revenue	$2.9	$(11.6)	$14.7	$16.5	$(88.6)	$103.6
Impact of acquisitions	—	—	—	(79.6)	—	(79.6)
Impact of foreign exchange	(8.5)	(1.3)	(7.2)	(21.5)	(14.5)	(6.9)

Change excluding acquisitions & foreign exchange	$(5.6)	$(12.9)	$7.5	$(84.6)	$(103.1)	$17.1

Percentage change excluding acquisitions & foreign exchange	(1% )	(4% )	7%	(5% )	(7% )	5%

NON-GAAP MEASURE
Cott supplements its reporting of net income (loss) determined in accordance with GAAP by using comparable net income (loss). Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from net income (loss) in determining comparable net income (loss). The term comparable net income (loss) excludes restructuring, asset impairments and other charges, certain charges relating to plant closures (product and customer rationalization activities and accelerated depreciation and amortization and inventory reserves), proceeds from lititgation settlement, U.K. supplier receivership, share-based compensation expense and executive transition costs, net of the applicable tax impact of these charges. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the company’s operations, and management uses these results to evaluate the impact of operational business decisions. Since Cott uses these financial results in the management of its business, the company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the company’s management and its core business performance. Cott’s comparable net income (loss) should be considered in addition to, and not as a substitute for, net income (loss) or any other amount determined in accordance with GAAP. Cott’s comparable net income (loss) reflect management’s judgement of particular items, and may not be comparable to similarly titled measures reported by other companies.